Exhibit 99.2

Commerce & Finance Law Offices

 6F NCI Tower, A12 Jianguomenwai Avenue,

Chaoyang District, Beijing, PRC; Postcode: 100022

Tel: (8610) 65693399 Fax: (8610) 65693838, 65693836, 65693837, 65693839

E-mail Add:  beijing@tongshang.com  Website: www.tongshang.com.cn

May 22, 2013

GDC Technology Limited

Unit 1-7, 20/F, Kodak House II

39 Healthy Street East, North Point

Hong Kong

Dear Sirs:

We are qualified lawyers of the People’s Republic of China (the “PRC” which, for the purposes of this opinion, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and are qualified to issue an opinion on the laws and regulations of the PRC.

We have acted as PRC counsel for GDC Technology Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, on May 22, 2013, relating to the offering by the Company a certain number of American Depositary Shares (“ADSs”) each of which represent certain number of ordinary shares (the “Ordinary Shares”) of par value US$ 0.0001 per share of the Company and (ii) the Company’s proposed listing of its ADSs on the NASDAQ Global Market.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies.  We have also assumed the documents as they were presented to us up to the date of this legal opinion and that none of the documents has been revoked, amended, varied or supplemented.  We have further assumed the accuracy and completeness of all factual statements in the documents.  Where important facts were not independently established by us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the documents.

The following terms as used in this opinion are defined as follows:

“Governmental Agencies” means any national, provincial or local governmental or judicial agency, body or any other regulator in the PRC.

“Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, PRC Government Agencies.

“Group Companies” means the Company and its subsidiaries as disclosed in the Prospectus under the section of “Corporate History and Structure.”

“Material Adverse Effect” means a material adverse effect on the general affairs, management, condition (financial or otherwise), results of operations, shareholder equity or business prospects of the Group Companies, taken as a whole.

“PRC Group Companies” means GDC Technology (Shenzhen) Limited, or GDC Shenzhen, GDC Technology (Beijing) Limited, or GDC Beijing, and Espedeo Technology (Shenzhen) Limited, or Espedeo Shenzhen.

“PRC Laws” means all laws, statutes, regulations, orders, decrees, notices, circulars, guidelines, judicial interpretations, and subordinate legislations of the PRC.

“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Based on the foregoing, we are of the opinion that:

1.                            GDC Shenzhen has been duly incorporated and is validly existing as a wholly foreign owned enterprise with limited liability and full legal person status under PRC Laws and its business license is in full force and effect. The registered capital of GDC Shenzhen has been duly paid in accordance with PRC Laws and its articles of association. GDC Shenzhen has duly obtained all Governmental Authorizations that are required under PRC Laws for the ownership interest owned by GDC Technology (Hong Kong) Limited, or GDC HK.  All of the equity interests of GDC Shenzhen are legally owned by GDC HK. To the best of our knowledge after due inquiry, such equity interest is free and clear of any liens, encumbrances, security interests, mortgage, pledge, equities or claims or any third-party rights, and there are no outstanding rights, warrants or options to acquire, or instrument convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in GDC Shenzhen. The articles of association of GDC Shenzhen comply with the requirements of applicable PRC Laws and are in full force and effect.

2.                            Both GDC Beijing and Espedeo Shenzhen have been duly incorporated and are validly existing limited liability companies operating under PRC Laws and hold business licenses that are in full force and effect. The registered capital of GDC Beijing and Espedeo

Shenzhen have been duly paid in accordance with PRC Laws and their respective articles of association. Both GDC Beijing and Espedeo Shenzhen have duly obtained all Governmental Authorizations that are required under PRC Laws for the ownership interest held by GDC Shenzhen.  To the best of our knowledge after due inquiry, such equity interests are free and clear of any liens, encumbrances, security interests, mortgage, pledge, equities or claims or any third-party right. The respective articles of association of GDC Beijing and Espedeo Shenzhen comply with the requirements of PRC Laws and are in full force and effect.

3.                            Each of the PRC Group Companies has full corporate and legal right, power and authority and has all material Governmental Authorizations of and from, and has made all material declarations and filings with, all Governmental Agencies to own, lease, license and use its properties, assets and conduct its business in the manner described in the Prospectus, and such Governmental Authorizations contain no burdensome restrictions or conditions not described in the Prospectus, which may have Material Adverse Effects. Nothing has come to our attention that makes us to reasonably believe that any Governmental Agency is considering modifying, suspending or revoking, or not renewing, any such Governmental Authorizations.  Except as disclosed in the Prospectus, each of the PRC Group Companies conducts its business in accordance with, and is not in violation of, its articles of association, business license, Governmental Authorizations or any PRC Laws to which it is subject or by which it is bound.

4.                            The ownership structure of the PRC Group Companies as set forth in the Prospectus complies with, and immediately after this offering, will comply with, the PRC Laws.

5.                            To the best of our knowledge after due inquiry, each of the PRC Group Companies owns or possesses valid licenses in full force and effect or otherwise has the legal right to use, or can acquire on reasonable terms, all intellectual property that are material to the operation of any PRC Group Companies and are as currently used or as currently contemplated to be used by the PRC Group Companies, in each case, as described in the Prospectus.

6.                            None of the PRC Group Companies (A) is in violation of its articles of association, its business licenses, or any other constitutional or organizational documents, (B) to the best of our knowledge, is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument known to us and to which such PRC Group Company is a party or by which it is or its assets are bound, or (C) is in violation of any applicable PRC Laws, or any decree, judgment or order of any court in the PRC, except in the case of clauses (B) and (C), for the violations or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

7.                            To the best of our knowledge after due inquiry, there are no legal, arbitral, administrative or governmental proceedings in progress or pending in the PRC to which any of the Group Companies is a party or of which any property of any Group Company is the subject which, if determined adversely to such Group Companies, would individually or in the aggregate have a Material Adverse Effect.

8.                            As a matter of PRC Laws, none of the PRC Group Companies, or any of their respective properties, assets or revenues, are entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

9.                            All matters of PRC Laws material to the ownership of the Group Companies and operations of the PRC Group Companies are disclosed in the Prospectus in all material respects.  The statements in the Prospectus under “Prospectus Summary,” “Risk Factors,” “Dividend Policy,” “Enforceability of Civil Liabilities,” “Corporate History and Structure,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Related Party Transactions,” “Taxation” and “Legal Matters” to the extent that they constitute matters of PRC Laws or summaries of legal matters of the PRC or legal conclusions in respect of PRC Laws, or summarize the terms and provisions of the agreements governed by PRC Laws, are correct and accurate in all material respects, and nothing has been omitted from such statements which would make the same misleading in any material respect.

This opinion relates to PRC Laws in effect on the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

This opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.

We hereby consent to the use of our name under the captions “Enforceability of Civil Liabilities,” “Taxation” and “Legal Matters” included in the registration statement on Form F-1, originally filed by the Company on May 22, 2013 with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices